Exhibit 4.4

EXECUTION VERSION

THIRD SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 28, 2022, among Noble NDUS UK Ltd., a private company limited by shares incorporated under the laws of England and Wales, with company number 14343037 (the “Guarantor”), a subsidiary of Noble Finance Company (or its permitted successor), a company incorporated in the Cayman Islands as an exempted company with limited liability with registration number 115769 (the “Company”), U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association, a national banking association), as collateral agent and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association, a national banking association), as trustee under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of February 5, 2021 providing for the issuance of 11%/ 13%/ 15% Senior Secured PIK Toggle Notes due 2028 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guarantor will execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantor will unconditionally guarantee Guaranteed Obligations under the Securities and the Indenture on the terms and conditions set forth herein (the “Securities Guarantee”); and

WHEREAS, pursuant to Article 10 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.         CAPITALIZED TERMS. Capitalized terms used herein without definition will have the meanings assigned to them in the Indenture.

2.         AGREEMENT TO GUARANTEE. The Guarantor hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in this Securities Guarantee and in the Indenture including but not limited to Article 11 thereof.

3.         INTERCREDITOR AGREEMENT. REFERENCE IS MADE TO THE SECOND LIEN INTERCREDITOR AGREEMENT, DATED AS OF FEBRUARY 5, BETWEEN JPMORGAN CHASE BANK, N.A., AS PRIORITY LIEN AGENT (AS DEFINED THEREIN), U.S. BANK NATIONAL ASSOCIATION, AS SECOND LIEN COLLATERAL AGENT (AS DEFINED THEREIN), THE COMPANY AND CERTAIN OF ITS SUBSIDIARIES (THE “INTERCREDITOR AGREEMENT”). EACH HOLDER OF SECOND LIEN OBLIGATIONS (AS DEFINED THEREIN), BY ITS ACCEPTANCE OF SUCH SECOND LIEN OBLIGATIONS (I) CONSENTS TO THE SUBORDINATION OF LIENS PROVIDED FOR IN

THE INTERCREDITOR AGREEMENT, (II) AGREES THAT IT WILL BE BOUND BY, AND WILL TAKE NO ACTIONS CONTRARY TO, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (III) AUTHORIZES AND INSTRUCTS THE SECOND LIEN COLLATERAL AGENT (AS DEFINED THEREIN) ON BEHALF OF EACH SECOND LIEN SECURED PARTY (AS DEFINED THEREIN) TO ENTER INTO THE INTERCREDITOR AGREEMENT AS SECOND LIEN COLLATERAL AGENT ON BEHALF OF SUCH SECOND LIEN SECURED PARTIES. THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE LENDERS UNDER THE PRIORITY CREDIT AGREEMENT TO EXTEND CREDIT TO THE COMPANY AND SUCH LENDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS AND THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.

4.         NO RECOURSE AGAINST OTHERS. A director, officer, employee or stockholder, as such, of the Guarantor shall not have any liability for any obligations of the Company or any Guarantor under the Securities, any Securities Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Securities.

5.         GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. This Supplemental Indenture and the Securities shall be governed by, and construed in accordance with, the laws of the State of New York. Any legal suit, action or proceeding arising out of or based upon this Supplemental Indenture and the Securities may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties each hereby irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE SECURITIES.

6.         COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

7.         EFFECT OF HEADINGS. The Section headings herein are for convenience only and will not affect the construction hereof.

8.         THE TRUSTEE. The Trustee will not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantor.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the date first above written.

NOBLE NDUS UK LTD

By:	/s/ Bruce Boyle
Name:	Bruce Boyle
Title:	Director

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Alejandro Hoyos
Name:	Alejandro Hoyos
Title:	Vice President

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Alejandro Hoyos
Name:	Alejandro Hoyos
Title:	Vice President